Exhibit 10.1

ASSET PURCHASE AGREEMENT

DATED AS OF

JULY 27, 2011

BETWEEN

PRECISION OPTICS CORPORATION

AND

INTUITIVE SURGICAL OPERATIONS, INC.

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered as of July 27, 2011 (“Agreement Date”), by and between Precision Optics Corporation, Inc. a Massachusetts corporation having its principal place of business at 22 East Broadway, Gardner, MA 01440 and its subsidiaries (“Seller”), and Intuitive Surgical Operations, Inc., a Delaware corporation having its principal place of business at 1266 Kifer Road, Sunnyvale, California 94086 and its subsidiaries (“Purchaser”).  Each of Seller and Purchaser shall be referred to herein as a “Party” and shall be collectively referred to as the “Parties”.  Capitalized terms that are used, whether in the singular or plural, shall have the meanings set forth in Section 1 (Definitions) or, if not set forth in Section 1, the meaning designated in places throughout the Agreement.

W I T N E S S E T H:

WHEREAS, Seller wishes to sell, and Purchaser wishes to purchase certain intellectual property of Seller, as more particularly described herein, all upon the terms and subject to the conditions set forth below;

NOW, THEREFORE, in consideration of the mutual covenants and other good and valuable consideration described herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto covenant and agree as follows.

1.             Definitions.

1.1.            Certain Definitions.  For purposes of this Agreement, in addition to the terms that are defined parenthetically elsewhere in this Agreement, the following terms shall have the following meanings:

(a)       RESERVED.

(b)       RESERVED.

(c)       “Action” shall mean any claim, dispute, action (including any action seeking injunctive or other equitable relief), arbitration, mediation, litigation, proceeding, suit, or governmental investigation, and any appeal therefrom.

(d)       “Affiliate” shall mean an entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, a Party, as the case may be, as of or after the Closing Date and only for the period of such control. For purposes of this definition only, the term “control” means the possession of the power to direct or cause the direction of the management and policies of an entity, whether by ownership of voting stock or partnership interest, by contract or otherwise, including direct or indirect ownership of more than fifty percent (50%) of the voting interest in the entity in question.

(e)       “Assignment Agreement” shall mean the agreement transferring to the Purchaser the Seller’s Transferred IP, in the form mutually agreed by the Parties prior to the Closing Date as attached hereto as Exhibit A.

(f)        “Books and Records” shall mean all, to the extent not originals, true and complete copies of all file (prosecution) histories and copies of documents relating to, issuance, ownership, maintenance, enforcement, and/or defense of any patents, patent applications, and invention disclosures , whether on paper or in electronic format, related to Transferred Assets.

(g)       “Closing Date” shall mean the date when consummation of the transactions and associated Assignment Agreements contemplated by this Agreement occurs .

(h)       “Confidential Information” shall mean all information and materials received by either Party from the other Party pursuant to this Agreement (including the terms of this Agreement subject to Section 7.1), other than that portion of such information or materials that by reasonable evidence is shown to have been (i) publicly disclosed by the disclosing Party, either before or after it becomes known to the receiving Party; (ii) known to the receiving Party, without obligation to keep it confidential, prior to when it was received from the disclosing Party; (iii) subsequently disclosed to the receiving Party by a Third Party lawfully in possession thereof without obligation to keep it confidential; (iv) publicly disclosed other than by the disclosing Party and without breach of an obligation of confidentiality with respect thereto; or (v) independently developed by the receiving Party without the aid, application or use of, or reference to, Confidential Information of the disclosing Party.

(i)        “Control” or “Controlled” shall mean, with respect to any particular assets described in this Agreement to which this term is applied, that the Seller owns or has a license to such asset pursuant to an executed, written agreement with a third party.

(j)        “Field of Use” shall mean the use of Robotics to perform diagnostic or therapeutic procedures for medical purposes.

(k)       “Governmental Authority” shall mean any nation, territory, or government (or union thereof), foreign, domestic, or multinational, any state, local, or other political subdivision thereof, and any bureau, court, tribunal, board, commission, department, agency, or other entity exercising executive, legislative, judicial, regulatory, or administrative functions of government, including all taxing authorities, and all other entities exercising regulatory authority over manufacture, testing, marketing, use, sale, handling, storage, or distribution of medical products or devices.

(l)        “Know-How” shall mean all data and information owned or Controlled by Seller and maintained in confidence by Seller, including all processes, plans, designs, research, operating manuals, methods, compounds, formulae, discoveries, developments, designs, drawings, technology, techniques, procedures, specifications, inventions, computer programs, and any other scientific or technical data or information conceived, memorialized, developed, and/or reduced to practice, in each case whether or not patentable in any jurisdiction.  Know-How shall be and continue to be Confidential Information.

(m)      “Laws” shall mean all applicable laws, statutes, rules, regulations, guidelines, ordinances, and other pronouncements having the effect of law in any nation, state, province, county, city, or other political subdivision, domestic or foreign.

(n)       “Liability”  or “Liabilities” shall mean any debt, liability, commitment, or obligation of any kind, character, or nature whatsoever, whether known or unknown, secured or unsecured, accrued, fixed, absolute, potential, contingent, or otherwise, and whether due or to become due, including any liability for taxes.

(o)       “Lien” shall mean any lien, statutory lien, pledge, mortgage, deed of trust, security interest, charge, covenant, claim, restriction, right, option, conditional sale, or other title retention agreement or encumbrance of any kind or nature.

(p)       “Material Adverse Effect” means any change, effect, event, occurrence or state of facts that is, or would reasonably be expected to be, materially adverse to the business, properties, assets, financial condition or results of operations of a party.

(q)       “Person” shall mean an individual, corporation, partnership, limited partnership, limited liability company, unincorporated association, trust, joint venture, union, or other organization or entity, including a Governmental Authority.

(r)        “Robotic(s)” shall mean any medical system or component thereof whose actuation is powered and under computed control, in whole or in part.  Computed control means control by any device that performs computations to effect such control, and includes by way of non-limited example, control using a microprocessor, microcontroller, digital signal processor, field programmable gate array, programmable logic device, optical computer, and any other form of programmable control that performs computations.

(s)       “Seller’s Business” shall mean the development, manufacture and sale of optical components and products for various applications including, but not limited to, medical, industrial, and military applications.

(t)        “Territory” shall mean all countries worldwide.

(u)       “Transfer” shall mean any sale, transfer, conveyance, assignment, grant, delivery or other disposition, and “Transfer” or “Transferred”, used as a verb, shall each have a correlative meaning.

(v)       “Transferred Intellectual Property” or “Transferred IP” shall include (i) all United States patents and corresponding foreign patents and patent applications including all divisionals, continuations, reissues, and continuations-in-part thereof; (ii) all inventions (iii) all claims, proceedings, and cause of actions relating to any of the foregoing in (i)-(ii);that are Controlled and/or conceived by Seller up to one year from the date of the Closing Date. Transferred Intellectual Property shall not include any of Seller’s trademarks or any of Seller’s Know-How other than that disclosed in 1.1(v)(i)-1.1(v)(iii).

2.             Purchase and Sale of Assets; Purchase Price; Release, Grant Back License.

2.1.            Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, and on the basis of the covenants, representations, and warranties set forth herein, at and as of the Closing Date, the Seller shall Transfer to the Purchaser, and the Purchaser shall purchase and accept from the Seller all of the right, title, and interests of the Seller in and to the following assets, free and clear of all Liens, (collectively, the “Transferred Assets”):

(a)       Transferred Intellectual Property set forth on Schedule 1 as such may be amended from time to time by agreement of the Parties; and

(b)       any claims and causes of action arising out of the those items set forth in subsection (a) immediately above as such claims and causes of action exist as of the Closing Date (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including escrows relating to the foregoing, as shown in Schedule 2.

2.2.            Assumption of Liabilities. Subject to the terms and conditions of this Agreement, and as of the Closing Date, the Purchaser shall assume only those Liabilities arising directly out of ownership of any of the Transferred Assets (the “Assumed Liabilities”), but only to the extent such Liabilities arise after the Closing Date.

2.3.            Excluded Liabilities. Except for the Assumed Liabilities, the Purchaser shall not assume any, and shall have no liability, responsibility, or obligation whatsoever, at any time, for (and the Seller and its Affiliates shall retain and pay, perform, and discharge when due) any and all other Liabilities of the Seller or any of its Affiliates arising prior to, as of, or after the Closing Date (the “Excluded Liabilities”), including but not limited to any Liability, arising from or relating to, the use or operation by the Seller or any of its Affiliates of any of the Transferred Assets and/or any products or services commercialized by the Seller.

2.4.            Release from Seller.  Seller and its Affiliates, for themselves and their successors and assigns, agree to irrevocably release, acquit and forever discharge Purchaser, its Affiliates, and its and their officers, directors, employees, agents, representatives, shareholders, customers, vendors and its and their successors and assigns from any and all claims arising from obligations and activities under the Manufacturing Services Agreements between Seller and Purchaser dated September 19, 1997 and June 19, 1998 including infringements of the Transferred Assets and any other Seller’s intellectual property, including but not limited to Know-How, by-products and their derivatives and improvements designed and developed under the Manufacturing Services Agreements between Seller and Purchaser dated September 19, 1997 and June 19, 1998.

2.5.            Consideration; Payment. The consideration for the Seller’s Transfer to the Purchaser of the Transferred Assets and the Seller’s promises and performance of its obligations under this Agreement and the Assignment Agreements shall equal a total of Two Million Five Hundred Thousand Dollars (US $2,500,000) in readily available funds (the “Purchase Price”).  The Purchase Price shall be paid to Seller on the Closing Date.

2.6.            Transfer Taxes.  Notwithstanding anything herein to the contrary, the Seller and its Affiliates shall be solely liable for, and shall pay when due, any transfer, gains, documentary, sales, use, registration, stamp, value-added, or other similar taxes payable by reason of the transactions contemplated under this Agreement, and the Seller or its Affiliates shall file, at their expense, all necessary tax returns and other documentation with respect to all taxes.

2.7.            Allocation of Purchase Price.  By mutual agreement of the parties, the Purchase Price will be allocated to broad categories constituting components of the Transferred Assets (the “Allocation”).  Each party will report the transactions consummated hereby in accordance with the agreed upon Allocation (except to the extent modifications are necessary to reflect changes in the Transferred Assets and Assumed Liabilities between the Closing Date and the date of the Allocation) for all federal, state, local and other tax purposes, but such allocation will not constrain reporting for other purposes.

2.8.            Grant Back License.  Purchaser hereby grants to Seller a royalty-free, paid-up, worldwide,  transferrable (subject to the limitations of Section 7.5), non-exclusive license under the Transferred Intellectual Property to directly and indirectly make, use, develop, modify, improve, substitute, iterate, combine, distribute, offer for sale, and sell, import and export products outside the Field of Use throughout the Territory.  Seller shall only have the right to grant sublicenses on such terms as Seller may negotiate with its customers/users and with its vendors/suppliers in Seller’s supply chain.  Any such sublicense shall only be outside the Field of Use.  Any sublicensee shall be either (i) not engaged in pending or imminent litigation with Purchaser or (ii) engaged in pending or imminent litigation with Purchaser but has an existing customer or supply business relationship with Seller prior to the pending or imminent litigation with Purchaser which existing customer or supply business relationship is not or has not been expanded as a result of the pending or imminent litigation.  Purchaser shall also grant Seller a royalty-free, paid-up, worldwide,  transferrable (subject to the limitations of Section 7.5), non-exclusive license under the Transferred Intellectual Property to directly and indirectly make, use, develop, modify, improve, substitute, iterate, combine, distribute, offer for sale, and sell, import and export products and services for in vitro procedures utilizing genomic and/or proteomic lab-on-a-chip or other similar benchtop diagnoses, both inside and outside the Field of Use throughout the Territory.

2.9.            Purchaser shall give Seller thirty (30) days notice of its decision to abandon any patent or patent application identified as Transferred IP subject to this

Agreement.  Seller shall then have the option of taking whatever action is needed to avoid abandonment and, if Seller elects to avoid abandonment, Purchaser shall assign all right, title and interest to Seller in such patent or patent application.  Under this Section 2.10, Seller shall grant back to Purchaser an irrevocable, fully paid, royalty free, perpetual exclusive license with the right to enforce in such patent or patent application to directly and indirectly make, use, develop, modify, improve, substitute, iterate, combine, distribute, offer for sale, and sell, import and export products and services within the Field of Use throughout the Territory.

3.             Representations and Warranties of the Seller. Seller hereby represents and warrants to the Purchaser as of the date hereof and as of the Closing Date as follows:

3.1.            Organization and Good Standing.  The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated and is in material compliance with all Laws. Seller has corporate power to own its properties and to conduct its business as currently owned and conducted.  Seller has two subsidiaries:   Precise Medical, Inc. (MA) and Wood’s Precision Optics Corporation, Limited (Hong Kong).

3.2.            Power and Authority.  The Seller has the corporate power and authority to execute and deliver this Agreement and all Assignment Agreements to which it is a party, perform its obligations hereunder and thereunder, and consummate the transactions contemplated hereby and thereby. The execution and delivery by the Seller of this Agreement and all Assignment Agreements, the performance by it of its obligations hereunder and thereunder, and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate actions on the part of the Seller and its Affiliates. This Agreement and all Assignment Agreements to which the Seller or any of its Affiliates is a party constitutes (or will constitute upon the execution thereof) the legal, valid, and binding obligation of the Seller or its Affiliates, as applicable, enforceable against the Seller or its Affiliates in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or similar Laws relating to or affecting the rights and remedies of creditors generally.  This Agreement has been duly executed and delivered by the Seller.

3.3.            No Violation.  Neither the execution and delivery by the Seller of this Agreement or any Assignment Agreements to which the Seller or its Affiliates is a party, nor the performance by the Seller or its Affiliates, as applicable, of its obligations hereunder or thereunder, nor the consummation by the Seller of the transactions contemplated hereby or thereby, will (i) contravene any provision of the articles of organization and bylaws of the Seller, (ii) contravene any provision of the articles of organization, bylaws, or similar organizational documents of any Affiliate of the Seller; (iii) with or without the giving of notice or the lapse of time or both, violate, be in conflict with, constitute a default under, permit the termination of, cause the acceleration of the maturity of any debt or obligation of the Seller (other than debts or obligations paid at the Closing Date), (iv) require the consent of any other party to, constitute a breach of, create a Liability or loss of a benefit under, or result in the creation or imposition of any Lien upon any of the Transferred Assets under, any agreement to which the Seller or its Affiliates is a party or by which it is bound; and (v) violate or conflict with, any Law or any judgment, decree, or order of any Governmental Authority to which the Seller or its Affiliates is subject or by which the Seller or any of its assets or properties is bound.

3.4.            Transferred Intellectual Property.  Schedule 1 contains a true and complete list of all worldwide patents, pending patent applications, and inventions, included in the Transferred Intellectual Property to be transferred to Purchaser as part of the Transferred Assets.  The Seller owns or has licensed such Transferred Intellectual Property free and clear of all Liens. Other than the items listed in Schedule 1, there are no additional patents, pending patent applications, or inventions related to the Seller’s Business and naming as an inventor any Seller employee who was an employee of Seller at the time of invention or any consultant/contractor who performed work for Seller at the time of invention and who was obligated to assign such invention to Seller.  The Seller has no knowledge of any adversarial proceedings or any claims that are currently being asserted or threatened by any Person involving or challenging the Seller’s ownership of any Transferred Intellectual Property.  The Seller has diligently paid or will pay all Transferred Intellectual Property’s maintenance fees due before the Closing Date.

3.5.            Actions.

(a)       To the knowledge of the Seller, there is no Action pending or threatened against the Seller or any of its Affiliates, that (i) questions or challenges the validity of this Agreement or the other Assignment Agreements or any action taken or proposed to be taken by the Seller or any of its Affiliates pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby, or (ii) relates to any of the Transferred Assets that if adversely determined, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)       To the knowledge of the Seller, there is no outstanding judgment, order, decree, writ, award, stipulation, or injunction of any Governmental Authority against the Seller or any of its Affiliates or any of their respective assets or businesses, which, if adversely determined, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.6.            Taxes.

(a)       All sales, use, payroll withholding, unemployment compensation and similar taxes, and any other taxes the nonpayment of which would result in a tax Lien on any Transferred Asset have been paid or will be paid when due, or adequate deposits have been made with the appropriate taxing authorities with respect thereto, and there are no Liens for taxes on any Transferred Asset.

(b)       The Seller has not received any written notice from any Governmental Authority of any pending examination or any proposed tax deficiency, addition, assessment, demand for payment, or adjustment the nonpayment of which could result in a tax Lien on any Transferred Asset.

3.7.            Title to Property.  Seller has good title to or otherwise owns all of the Transferred Assets (whether personal, mixed, tangible, or intangible), to the Seller’s knowledge, free and clear of all Liens, and upon Transfer of the Transferred Assets pursuant hereto, the Purchaser will have good title to and ownership of all of the Transferred Assets (whether personal, mixed, tangible, or intangible) free and clear of all Liens.

3.8.            No License of Transferred IP.  Seller has not licensed or entered into any agreement to license any of the Transferred IP to a third party except as disclosed in Exhibit B.

3.9             Approvals.  No Approval of any Governmental Authority or any third party is required to be made, obtained, or given by or with respect to the Seller in connection with the execution or delivery by the Seller or any of its Affiliates, as applicable, of this Agreement and the Assignment Agreements, the performance by Seller or any of its Affiliates of its obligations hereunder or thereunder, or the consummation by Seller or any of its Affiliates of the transactions contemplated hereby or thereby, including without limitation the Transfer of the Transferred Assets to the Purchaser, except where the failure to make, obtain, or give such Approval could not reasonably be expected to have a Material Adverse Effect.

3.10.          Material Information.  No Executive Officer of Seller is aware of any material information that could cause a Material Adverse Effect on the value of the Transferred Assets

4.             Representations and Warranties of the Purchaser.  The Purchaser hereby represents and warrants to the Seller as of the date hereof and as of the Closing Date as follows:

4.1.            Organization and Good Standing.  The Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated and is in material compliance with all Laws. Purchaser has corporate power to own its properties and to conduct its business as currently owned and conducted.

4.2.            Power and Authority.  The Purchaser has the corporate power and authority to execute and deliver this Agreement to which it is a party, perform its obligations hereunder and thereunder, and consummate the transactions contemplated hereby and thereby. The execution and delivery by the Purchaser of this Agreement, the performance by it of its obligations hereunder and thereunder, and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate actions on the part of the Purchaser and its Affiliates. This Agreement to which the Purchaser or any of its Affiliates is a party constitutes (or will constitute upon the execution thereof) the legal, valid, and binding obligation of the Purchaser or its Affiliates, as applicable, enforceable against the Purchaser or its Affiliates in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or similar Laws relating to or affecting the rights and remedies of creditors generally.  This Agreement has been duly executed and delivered by the Purchaser.

4.3.            No Violation.  Neither the execution and delivery by the Purchaser of this Agreement to which it is a party, nor the performance by it of its obligations hereunder or thereunder, nor the consummation by it of the transactions contemplated hereby or thereby, will (i) contravene any provision of the certificate of incorporation or bylaws of the Purchaser; (ii) with or without the giving of notice or the lapse of time or both, violate, be in conflict with, constitute a default under, permit the termination of, cause the acceleration of the maturity of any debt or obligation of the Purchaser under, require the consent of any other party to, constitute a breach of, create a Liability or loss of a benefit under, or result in the creation or imposition of any Lien upon any of the properties or assets of the Purchaser under, any contract to which it is a party or by which it or any of its assets or properties are bound, other than such violations, conflicts, defaults, terminations, accelerations, breaches, Liabilities, or loss of benefits which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or (iii) violate, conflict with, or require any approval under, any Law or any judgment, decree, or order of any Governmental Authority to which the Purchaser is subject or by which it or any of its assets or properties are bound, other than such violations, conflicts, or noncompliance with such requirements which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.4.            Actions.

(a)       To the knowledge of the Purchaser, there is no Action pending or threatened against the Purchaser or any of its Affiliates, that (i) questions or challenges the validity of this Agreement or any action taken or proposed to be taken by the Purchaser or any of its Affiliates pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby that if adversely determined, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)       To the knowledge of the Purchaser, there is no outstanding judgment, order, decree, writ, award, stipulation, or injunction of any Governmental Authority against the Purchaser or any of its Affiliates or any of their respective assets or businesses, which, if adversely determined, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.5.            Approvals.  No Approval of any Governmental Authority or other third party is required to be made, obtained, or given by or with respect to the Purchaser in connection with the execution or delivery by it of this Agreement and the Assignment Agreements, the performance by it of its obligations hereunder or thereunder, or the consummation it of the transactions contemplated hereby or thereby, except where the failure to make, obtain, or give such Approvals could not have, individually or in the aggregate, a Material Adverse Effect.

4.6.            Financing.  The Purchaser will have available funds sufficient to pay the Purchase Price and related expenses of the transactions contemplated by this Agreement.

5.             Additional Covenants and Agreements.

5.1.            Specific Performance; Injunctive Relief.  Each of the Parties hereto acknowledges, understands, and agrees that any breach or threatened breach by it or any of its Affiliates of any of their respective obligations hereunder or under the Assignment Agreements will cause irreparable injury to the other Party and that money damages will not provide an adequate remedy therefor. Accordingly, in the event of any such breach or threatened breach, the non-breaching Party shall have the right and remedy (in addition to any other rights or remedies available at law or in equity) to have the provisions of such Sections specifically enforced by, and to seek injunctive relief and other equitable remedies in, any court having competent jurisdiction.

5.2.          Further Assurances.  In addition to the actions, documents, and instruments specifically required to be taken or delivered by this Agreement and the Assignment Agreements, whether on or before or from time to time after the Closing Date, and without further consideration, each Party hereto shall take such other actions, and execute and deliver such other documents and instruments, as the other Party hereto or its counsel may reasonably request and at the expense of the requesting Party in order to effectuate and perfect the transactions contemplated by this Agreement and the Assignment Agreements, including without limitation such actions as may be necessary to Transfer to the Purchaser and to place the Purchaser in possession or control of all of the rights, properties, assets, and businesses intended to be sold, transferred, conveyed, assigned, and delivered hereunder.

5.3.          Post-Closing Rights and Obligations.

(a)     Seller shall transfer all Books and Records in its possession to Purchaser within 10 calendar days after the Closing Date or 10 calendar days after they are generated.

(b)     Seller agrees to cooperate with Purchaser  in any lawsuit that Purchaser brings against a third party to enforce Purchaser’s rights in the Transferred Assets and to be joined  as a party to such lawsuit by Purchaser if (i) it is requested by Purchaser and (ii) if Purchaser agrees to (A) reimburse all of Seller’s reasonable litigation expenses, including attorney fees, in such lawsuit, and (B) pay a reasonable hourly consulting fee for use of Seller’s personnel in connection with such lawsuit.

(c)     Regarding the filing and prosecution of patent applications and maintenance of patents which constitute the Transferred Assets, Purchaser shall assume the responsibility and the costs (including attorney fees) following the Closing Date.     For a period of one year from the Closing Date, Seller shall notify Purchaser of all  patent inventions and shall execute all necessary documents to assign, convey, or transfer all right, title, and interest to these inventions to Purchaser, subject to the terms of this Agreement.  Upon request, Seller shall assist and cooperate with Purchaser in the aforementioned filing, prosecution, and maintenance of the Transferred Assets.

(d)     Purchaser shall have the right to sublicense the Transferred Assets to a third party with whom Purchaser is engaged in pending or imminent litigation (whether in or outside the Field of Use) without any restriction, and to Purchaser’s Affiliates, customers/users, and vendors/suppliers in Purchaser’s supply chain or to any third party for any reason in the Field of Use without any restriction.

(e)     Regarding any other third party (distinguishable from Affiliates, customers/users, vendors/suppliers mentioned in Section 5.3 (d)), Purchaser shall have the right without any restriction to sublicense such other third party with whom Purchaser engages in settlement negotiation of any pending and/or imminent litigation.  Any monetary recoveries or settlement amounts received by Purchaser as a result of litigation under this Section 5.3(e) shall go first to reimbursing Purchaser for its costs and expenses incurred in such action, and then to reimbursing Seller for its costs and expenses incurred in such action, with any remaining amounts to be shared Pro Rata between Purchaser and Seller based on the number of infringed valid patents from the Transferred Assets involved in the relevant litigation and the number of other infringed valid patents owned and/or controlled by Purchaser involved in the relevant litigation.

(f)      Seller shall give notice to Purchaser of any claim of patent infringement outside the Field of Use against a third party whom Purchaser has not previously licensed under the Transferred IP.  Purchaser shall have a right of first refusal to proceed against such third party.  If Purchaser does not bring suit within thirty (30) days after receiving notice, Seller shall have the right to request in writing that Purchaser allows Seller to proceed with an infringement lawsuit against such third party, at Seller’s own costs, and that Purchaser joins Seller, if necessary, as a party to the lawsuit.  Purchaser shall have sole discretion in granting such consents.  Failure of Purchaser to respond in writing to Seller’s request within sixty (60) calendar days will be deemed Purchaser’s consent.  If Purchaser grants such consents, Purchaser agrees to provide reasonable assistance to Seller in connection with any such lawsuit.  Any monetary recoveries or settlement amounts received by Seller as a result of litigation under this Section 5.3(f) shall go first to reimbursing Seller for its costs and expenses incurred in such action, and then to reimbursing Purchaser for its costs and expenses incurred in such action, with any remaining amounts to be shared equally between Purchaser and Seller.  In addition, Seller shall:

(i)            provide Purchaser with copies of all pleadings and other documents proposed to be initially filed or served by Seller in sufficient time to allow for review and comment by Purchaser.

(ii)           as reasonably requested by Purchaser, regularly provide the Purchaser with copies of all pleadings and other documents proposed to be filed or served by Seller and other material submissions and correspondence in any way related to such prosecution of such infringement, as applicable, in sufficient time to allow for review and comment by Purchaser;

(iii)          provide Purchaser and its counsel with a reasonable opportunity to consult with Seller and its counsel regarding the filing, service of process, and contents of any documents proposed to be filed or served by Seller and other material submissions and correspondence in any way related to such prosecution of such Infringement or in connection therewith, and Seller shall give consideration to the reasonable requests of Purchaser regarding the same; and

(iv)          reimburse all of Purchaser’s reasonable expenses, including attorney fees, and pay a reasonable hourly consulting fee for use of Purchaser’s personnel, in connection with litigation involving the Transferred IP that Purchaser is required to join as an indispensable party.

5.4.          Confidentiality.

(a)     The Seller shall keep confidential, and not use or disclose to others, any Confidential Information of or obtained from, the Purchaser or its representatives, pursuant to this Agreement or the Assignment Agreements, to the extent that such Confidential Information is not or does not become readily available to the public other than as a result of disclosure by the Purchaser or its representatives or is not required to be disclosed by applicable Law or Governmental Authority.

(b)     The Purchaser shall keep confidential, and not use or disclose to others, any Confidential Information of or obtained from, the Seller or its representatives, pursuant to this Agreement or the Assignment Agreements, to the extent that such Confidential Information is not or does not become readily available to the public other than as a result of disclosure by the Seller or its representatives or is not required to be disclosed by applicable Law or Governmental Authority.

6.             Indemnification.

6.1.          Indemnification by the Seller.  The Seller and its successors and assigns shall jointly and severally indemnify and hold harmless and defend the Purchaser, and its Affiliates, successors, and permitted assigns, and the representatives of each of them, from and against any and all damages incurred thereby or caused thereto based on, arising out of or resulting from:

(a)     any Excluded Liability as defined in Section 2.3;

(b)     the inaccuracy in or a breach of a representation and warranty of the Seller contained herein or in any Assignment Agreements, which individually or in the aggregate has a Material Adverse Effect;

(c)     the breach of any covenant or agreement of the Seller contained herein or in any Assignment Agreements; and

(d)     any taxes required to be paid by the Seller to a Governmental Authority, which taxes were required to be, but were not, paid out of the Purchase Price.

6.2.          Indemnification by the Purchaser.  Purchaser and its successors and assigns shall indemnify and jointly and severally hold harmless and defend the Seller, and its Affiliates, successors, and permitted assigns, and the representatives of each of them, from and against any and all damages incurred thereby or caused thereto based on, arising out of or resulting from:

(a)     the inaccuracy in or a breach of a representation and warranty of the Purchaser contained herein or in Assignment Agreements, which individually or in the aggregate has a Material Adverse Effect;

(b)     any Assumed Liabilities as defined in Section 2.2; and

(c)     the breach of any covenant or agreement of the Purchaser contained herein.

6.3.          Notice and Payment of Claims.  The indemnified Party shall notify the indemnifying Party promptly after becoming aware of, and shall provide to the indemnifying Party as soon as practicable thereafter any and all information and documentation in the possession or control of the indemnified Party, necessary to support and verify, any damages that the indemnified Party shall have determined have given rise to, or could reasonably be expected to give rise to, a claim for indemnification hereunder; provided, however, that the right of the indemnified Party to indemnification shall be reduced in the event of its failure to give timely notice only to the extent the indemnifying Party is prejudiced thereby.

6.4.          Matters Involving Third Parties.

(a)     If any third party shall commence a third party Action against any indemnified Party with respect to matters which may give rise to a claim for indemnification against any Indemnifying Party under this Section 6, the indemnified Party shall notify the indemnifying Party thereof in writing as soon as practicable, but in no event more than 15 calendar days after the indemnified Party shall have been served with legal process or otherwise received notice of the commencement of such Action; provided, however, that the right of the indemnified Party to indemnification shall be reduced in the event of its failure to give timely notice only to the extent the indemnifying Party is prejudiced thereby.

(b)     The indemnifying Party shall have the right to defend the indemnified Party against the third party Action with counsel and other representatives of its choice so long as (i) the indemnifying Party shall notify the indemnified Party in writing within the 15 calendar day period after its receipt of notice of the third party Action; that it will indemnify the indemnified Party from and against any damages the indemnified Party may suffer arising out of the third party Action; and (ii) the indemnifying Party diligently conducts the defense of the third party Action in the reasonable opinion of the indemnified Party. In the event the indemnifying Party does not comply with clauses (i) or (ii) of the preceding sentence, the indemnified Party may defend against the third party Action, preserving its rights to indemnification hereunder including, without limitation, for the cost of such defense.

(c)     So long as the indemnifying Party is diligently conducting the defense of the third party Action in accordance with Section 6.4(b) above, (i) the indemnified Party may retain separate co-counsel, at its sole cost and expense, and participate in the defense of the third party Action, (ii) the indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to the third party Action without the prior written consent of the indemnifying Party, which consent shall not be unreasonably withheld or delayed, (iii) the indemnified Party shall fully cooperate within reason with the indemnifying Party’s defense of such third party Action including, without limitation, providing any and all required information and documents and access to representatives of the indemnified Party with knowledge of issues relevant to the claim or litigation (any such activities required to discharge this obligation to cooperate shall be incurred at the sole expense of the indemnified Party), and (iv) the indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the third party Action without the prior written consent of the indemnified Party, which consent shall not be unreasonably withheld or delayed.

(d)     Notwithstanding any contradiction in Section 6.4 (a) —(c), an indemnified Party shall be entitled to assume the defense of any third party Action (and the indemnifying Party shall be liable for the reasonable fees and expenses incurred by the indemnified Party in defending such claim) if the third party Action seeks an order, injunction, or other equitable relief or relief for other than money damages against the indemnified Party, which the indemnified Party determines, after conferring with its counsel, cannot be separated from any related claim for money damages and which, if successful, would materially adversely affect the properties or the business of the indemnified Party; provided, however, if such equitable relief portion of such third party Action can be so separated from that for money damages, the indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

6.5           Threshold Amount.  Indemnification claims for losses made by either party shall be available only if and to the extent the aggregate amount of all such claims made by such party exceeds $25,000.

7.             Miscellaneous.

7.1.          Public Announcement.  Except as required by applicable Law or any Governmental Authority with competent jurisdiction, neither Party hereto, nor any of their respective Affiliates and representatives, shall issue any press release or make any public announcement or disclosure with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Party hereto, which consent shall not be unreasonably withheld. The Seller and the Purchaser shall agree on the content of any press release announcing the execution of this Agreement and the consummation of the transactions contemplated hereby prior to any press release.  Notwithstanding the foregoing, the Seller may publish such information as it reasonably believes is necessary to comply with federal and state law and any other regulatory requirements including the requirements of any stock exchange.

7.2.          Amendment; Waiver.  Neither this Agreement, nor any of the terms or provisions hereof, may be amended, modified, supplemented, or waived except by a written instrument signed by all of the Parties hereto (or, in the case of a waiver, by the Party granting such waiver). No waiver of any of the terms or provisions of this Agreement shall be deemed to be or shall constitute a waiver of any other term or provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver. No failure of a Party hereto to insist upon strict compliance by another Party hereto with any obligation, covenant, agreement, or condition contained in this Agreement shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of a Party hereto, such consent shall be given in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 7.2.

7.3.          Fees and Expenses.  Each of the Parties hereto shall bear and pay all fees, costs, and expenses incurred by it or any of its Affiliates in connection with the origin, preparation, negotiation, execution, and delivery of this Agreement and the Assignment Agreements and the transactions contemplated hereby or thereby (whether or not such transactions are consummated), including, without limitation, any fees, expenses, or commissions of any of its representatives.

7.4.          Notices.  All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and mailed or facsimiled or delivered by hand or courier service:

(a)     If to the Seller:

Precision Optics Corporation

22 East Broadway

Gardner, MA 01440

Attention:  Chief Executive Officer

Facsimile No.:  978-630-1487

(b)     If to the Purchaser:

Intuitive Surgical Operations, Inc.

1266 Kifer Road, Building 101

Sunnyvale, CA 94086-5304

Attention:  General Counsel

Facsimile No.: 408-523-1390

7.5.          Assignment and Transfer.

(a)     This Agreement and all of the terms and provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

(b)     This Agreement and/or any of the rights, interests, or obligations hereunder of Seller may be assigned and/or transferred by Seller only with the prior written consent of Purchaser, which consent shall be withheld only if the successor in interest either is a direct competitor of Purchaser in the Field of Use or is engaged in pending or imminent litigation with Purchaser.  Seller may assign and/or transfer all of its rights hereunder to any successor in interest (whether by merger, acquisition, asset purchase or otherwise) to all or substantially all of the business of Seller only with the prior written consent of Purchaser, which consent shall be withheld only if the successor in interest either is a direct competitor of Purchaser in the Field of Use or is engaged in pending or imminent litigation with Purchaser.

(c)     Neither this Agreement nor any of the rights, interests, or obligations hereunder of Purchaser may be assigned and/or transferred by Purchaser without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed except that the Purchaser may, without the consent of the Seller, assign and/or transfer all of its rights hereunder to any successor in interest (whether by merger, acquisition, asset purchase or otherwise) to all or substantially all of the business of the Purchaser.

(d)     If one Party requires consent under Sections 7.5(b)-(c) of the other to assign and / or transfer rights, interests, or obligations hereunder, that Party will request in writing consent of the other Party, who must respond in writing within sixty (60) calendar days.  Failure to respond to the request for consent within sixty (60) calendar days will be deemed consent.

7.6.          Governing Law; Consent to Jurisdiction.

(a)     This Agreement and the legal relations among the Parties hereto shall be governed by and construed under the substantive laws of the United States of America and the State of Illinois, without regard to conflict of laws rules.

(b)     Each Party to this Agreement hereby irrevocably submits to the exclusive jurisdiction of any state or federal court sitting or located in the State of Illinois in any Action arising out of or relating to this Agreement or the other Assignment Agreements.

7.7.          Headings.  The headings contained in this Agreement and the schedules hereto are for convenience of reference only and shall not constitute a part hereof or define, limit, or otherwise affect the meaning of any of the terms or provisions hereof.

7.8.          Entire Agreement.  Other than as set forth in this Section 7.8 or any other Assignment Agreements, this Agreement and the Assignment Agreements embody the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and supersede all prior agreements, commitments, arrangements, negotiations or understandings, whether oral or written, between the Parties hereto, their respective Affiliates or any of the representatives of any of them with respect thereto, except as specifically referenced. There are no agreements, covenants, or undertakings with respect to the subject matter of this Agreement and the Assignment Agreements other than those expressly set forth or referred to herein or therein and no representations or warranties of any kind or nature whatsoever, express or implied, are made or shall be deemed to be made herein by the Parties hereto except those expressly made in this Agreement and the Assignment Agreements.

7.9.          Severability.  Each term and provision of this Agreement constitutes a separate and distinct undertaking, covenant, term, and/or provision hereof. In the event that any term or provision of this Agreement shall be determined by a court of competent jurisdiction to be unenforceable, invalid or illegal in any respect, such unenforceability, invalidity or illegality shall, to the fullest extent permitted by law, not affect any other term or provision hereof, but this Agreement shall be construed as if such unenforceable, invalid or illegal term or provision had never been contained herein. Moreover, if any term or provision of this Agreement shall for any reason be held by a court of competent jurisdiction to be excessively broad as to time, duration, activity, scope or subject, the Parties request that it be construed, by limiting and reducing it, so as to be enforceable to the fullest extent permitted under applicable law.

7.10.        No Third Party Beneficiaries.  Except as and to the extent otherwise provided herein, nothing in this Agreement is intended, nor shall anything herein be construed, to confer any rights, legal or equitable, in any Person other than the Parties hereto and their respective successors and permitted assigns.

7.11.        Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed, or caused their duly authorized representatives to execute, this Asset Purchase Agreement as of the date first written above.

PRECISION OPTICS CORPORATION

By:	/s/ Joseph N. Forkey
Name:	Joseph N. Forkey
Title:	Chief Executive Officer

INTUITIVE SURGICAL OPERATIONS, INC.

By:	/s/ Mark Meltzer
Name:	Mark Meltzer
Title:	SVP G.C.

Schedule 1

Precision Optics Corp. Patent Portfolio Listing (Provided by Seller)

UNITED STATES PATENTS

Patent No.	Title	Granted
5,210,814	High Resolution Optical Device with Rigid Fiber Optic Bundle	5/11/1993
5,688,224	Medical Visualization Device	11/18/1997
5,733,246	Viewing Scope w/Image Intensification	3/31/1998
5,772,355	Quick Attach/Release Adapter Mechanism	6/30/1998
5,897,269	Quick Attach/Release Adapter Mechanism	4/27/1999
5,980,453	Endoscope with Low Distortion	11/9/1999
6,139,490	Stereoscopic Endoscope with Virtual Reality Viewing	10/31/2000
6,955,644	Autoclavable Endoscope	10/18/2005
7,116,486	Acylindrical Optical Devices and Method of Manufacture	10/3/2006
7,154,683	A Five Element Optical Device	12/29/2006
7,385,772	Optical Device with Lens Positioning and Method of Making the Same	6/10/2008
7,621,868	Convergence Optics for Stereoscopic Imaging Systems	11/24/2009
7,699,773	Repairable Endoscope	4/20/2010
7,715,105	Acylindrical Optical Devices and Method of Manufacture	5/11/2010
7,758,498	Endoscope with Relief of Axial Loading	7/20/2010

PENDING UNITED STATES PATENT APPLICATIONS

Ser. No.	Title	Filed
61/445,932	Maximizing Illumination Fiber in an Endoscope	2/23/2011
61/445,997	Adjustment System for Dipvergence and/or Convergence of a Stereoscopic Image Pair	2/23/2011

PATENTS IN CHINA AND GERMANY

Country	Patent No.	Title	Grant/Filing Date
CN	ZL200480026088.9	Acylindrical Optical Devices and Method of Manufacture	3/18/2009
EP-DE	1664891	Acylindrical Optical Devices and Method of Manufacture	12/2/2009
CN	ZL200480007792X	Optical Device with Lens Positioning and Method of Making the Same	2/17/2010

PENDING APPLICATION IN CHINA

Country	Application No.	Title	Date
CN	200780035153.8	Acylindrical Optical Devices and Method of Manufacture	3/20/2009

Schedule 2

Transferred Cause of Actions

NONE

Exhibit A-1

Assignment Agreement

For good and valuable consideration, the receipt of which is hereby acknowledged, and subject to the reservations stated in an Asset Purchase Agreement between the parties dated on or about July 27, 2011, Precision Optics Corporation, Inc., a Massachusetts corporation having a place of business at 22 East Broadway, Gardner, MA 01440, (hereinafter “ASSIGNOR”), hereby grants and assigns to Intuitive Surgical Operations, Inc., a Delaware corporation having a place of business at 1266 Kifer Road, Sunnyvale, CA 94086, (hereinafter “ASSIGNEE”), all of ASSIGNOR’S right, title and interest in and to the following United States Letters Patent:

Patent No.	Title	Granted
5,210,814	High Resolution Optical Device with Rigid Fiber Optic Bundle	5/11/1993
5,688,224	Medical Visualization Device	11/18/1997
5,733,246	Viewing Scope w/Image Intensification	3/31/1998
5,772,355	Quick Attach/Release Adapter Mechanism	6/30/1998
5,897,269	Quick Attach/Release Adapter Mechanism	4/27/1999
5,980,453	Endoscope with Low Distortion	11/9/1999
6,139,490	Stereoscopic Endoscope with Virtual Reality Viewing	10/31/2000
6,955,644	Autoclavable Endoscope	10/18/2005
7,116,486	Acylindrical Optical Devices and Method of Manufacture	10/3/2006
7,154,683	A Five Element Optical Device	12/29/2006
7,385,772	Optical Device with Lens Positioning and Method of Making the Same	6/10/2008
7,621,868	Convergence Optics for Stereoscopic Imaging Systems	11/24/2009
7,699,773	Repairable Endoscope	4/20/2010
7,715,105	Acylindrical Optical Devices and Method of Manufacture	5/11/2010
7,758,498	Endoscope with Relief of Axial Loading	7/20/2010

(hereinafter “ASSIGNED PATENTS”), to have and to hold the same, unto ASSIGNEE for its own use and enjoyment and for the use and enjoyment of its successors and assigns, for the full term or terms of all such rights, subject to any rights, licenses, immunities or covenants not to sue under each of the ASSIGNED PATENTS reserved by ASSIGNOR set forth in the above-identified Asset Purchase Agreement.  As of the effective date, these assigned rights include any and all damages for infringement of any of the Assigned Patents accruing before, on and after the effective date and the right to sue therefore under such ASSIGNED PATENTS.

IN WITNESS WHEREOF, ASSIGNOR has caused this Assignment Agreement to be duly signed on its behalf.

Signature:	/s/ Joseph N. Forkey	Date:	7/27/11

Name:	Joseph N. Forkey
Title	Chief Executive Officer

Commonwealth of Massachusetts				)
	)		S.S.
County of Worcester		)

Before me this 27 day of July,  2011, personally appeared to me Joseph N. Forkey known to be the person who is described in and who signed the foregoing Assignment and acknowledged to me that he/she signed the same of his/her own free will for the purpose therein expressed.

/s/ Phyllis M. Kemp	Notary Public

                                                                                                    END OF EXHIBIT A-1

Exhibit A-2

Assignment Agreement

For good and valuable consideration, the receipt of which is hereby acknowledged, and subject to the reservations stated in an Asset Purchase Agreement between the parties dated on or about July 27, 2011, Precision Optics Corporation, Inc., a Massachusetts corporation having a place of business at 22 East Broadway, Gardner, MA 01440, (hereinafter “ASSIGNOR”), hereby grants and assigns to Intuitive Surgical Operations, Inc., a Delaware corporation having a place of business at 1266 Kifer Road, Sunnyvale, CA 94086, (hereinafter “ASSIGNEE”), all of ASSIGNOR’S right, title and interest in and to the following Provisional Applications for United States Letters Patent:

Ser. No.	Title	Filed
61/445,932	Maximizing Illumination Fiber in an Endoscope	2/23/2011
61/445,997	Adjustment System for Dipvergence and/or Convergence of a Stereoscopic Image Pair	2/23/2011

(hereinafter “ASSIGNED U.S. APPLICATONS”), to have and to hold the same, unto ASSIGNEE for its own use and enjoyment and for the use and enjoyment of its successors and assigns, for the full term or terms of all such rights, subject to any rights, licenses, immunities or covenants not to sue under each of the ASSIGNED U.S. APPLICATIONS reserved by ASSIGNOR set forth in the above-identified Asset Purchase Agreement.  As of the effective date, these assigned rights include any and all damages for infringement of any of the Assigned Patents accruing before, on and after the effective date and the right to sue therefore under such U.S. APPLICATIONS.

IN WITNESS WHEREOF, ASSIGNOR has caused this Assignment Agreement to be duly signed on its behalf.

Signature:	/s/ Joseph N. Forkey	Date:	7/27/11

Name:	Joseph N. Forkey
Title	Chief Executive Officer

Commonwealth of Massachusetts	)
	)	S.S.
County of Worcester	)

Before me this 27 day of July,  2011, personally appeared to me Joseph N. Forkey known to be the person who is described in and who signed the foregoing Assignment and acknowledged to me that he/she signed the same of his/her own free will for the purpose therein expressed.

/s/ Phyllis M. Kemp	Notary Public

END OF EXHIBIT A-2

Exhibit A-3

Assignment Agreement

For good and valuable consideration, the receipt of which is hereby acknowledged, and subject to the reservations stated in an Asset Purchase Agreement between the parties dated on or about July 27, 2011, Precision Optics Corporation, Inc., a Massachusetts corporation having a place of business at 22 East Broadway, Gardner, MA 01440, (hereinafter “ASSIGNOR”), hereby grants and assigns to Intuitive Surgical Operations, Inc., a Delaware corporation having a place of business at 1266 Kifer Road, Sunnyvale, CA 94086, (hereinafter “ASSIGNEE”), all of ASSIGNOR’S right, title and interest in and to the following foreign patents and patent applications:

Country	Patent No.	Title	Grant/Filing Date
CN	ZL200480026088.9	Acylindrical Optical Devices and Method of Manufacture	3/18/2009
EP-DE	1664891	Acylindrical Optical Devices and Method of Manufacture	12/2/2009
CN	ZL200480007792X	Optical Device with Lens Positioning and Method of Making the Same	2/17/2010

Country	Application No.	Title	Date
CN	200780035153.8	Acylindrical Optical Devices and Method of Manufacture	3/20/2009

(hereinafter “ASSIGNED FOREIGN PATENTS AND PATENT APPLICATIONS”), to have and to hold the same, unto ASSIGNEE for its own use and enjoyment and for the use and enjoyment of its successors and assigns, for the full term or terms of all such rights, subject to any rights, licenses, immunities or covenants not to sue under each of the ASSIGNED FOREIGN PATENTS AND PATENT APPLICATIONS reserved by ASSIGNOR set forth in the above-identified Asset Purchase Agreement.  As of the effective date, these assigned rights include any and all damages for infringement of any of the Assigned Patents accruing before, on and after the effective date and the right to sue therefore under such ASSIGNED FOREIGN PATENTS AND PATENT APPLICATIONS.

IN WITNESS WHEREOF, ASSIGNOR has caused this Assignment Agreement to be duly signed on its behalf.

Signature:	/s/ Joseph N. Forkey	Date:	7/27/11

Name:	Joseph N. Forkey
Title	Chief Executive Officer

Commonwealth of Massachusetts	)
	)	S.S.
County of Worcester	)

Before me this 27 day of July,  2011, personally appeared to me Joseph N. Forkey known to be the person who is described in and who signed the foregoing Assignment and acknowledged to me that he/she signed the same of his/her own free will for the purpose therein expressed.

/s/ Phyllis M. Kemp	Notary Public

END OF EXHIBIT A-3

Exhibit B

NONE